Exhibit 99.1

Contacts:
	Investors:	Media:
	Patrick E. Flanigan III	Brian P. Gill
	Corporate Vice President	Vice President
	Investor Relations	Corporate Communications
	(908) 673-9969	(908) 673-9530

CELGENE REPORTS FIRST QUARTER 2017

OPERATING AND FINANCIAL RESULTS

•             Net Product Sales of $2.95B in Q1:17; Increased 18% Y/Y

•             REVLIMID® Net Product Sales of $1.9B in Q1:17; Increased 20% Y/Y

•             Raising 2017 EPS Guidance

•             Positive phase II STEPSTONE data with ozanimod in Crohn’s disease; Phase III trial initiation planned by year-end

SUMMIT, NJ — (April 27, 2017) — Celgene Corporation (NASDAQ: CELG) reported net product sales of $2,950 million for the first quarter of 2017, an 18 percent increase from the same period in 2016. Net product sales growth includes a 0.6 percent negative impact from currency exchange effects. Celgene reported first quarter of 2017 total revenue of $2,960 million, an 18 percent increase compared to $2,512 million in the first quarter of 2016.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported net income of $941 million and diluted earnings per share (EPS) of $1.16 for the first quarter of 2017. For the first quarter of 2016, GAAP net income was $801 million and diluted EPS was $0.99.

Adjusted net income for the first quarter of 2017 increased 28 percent to $1,364 million compared to $1,064 million in the first quarter of 2016. For the same period, adjusted diluted EPS increased 27 percent to $1.68 from $1.32.

“Our significant first quarter operational, financial and strategic progress strengthen our confidence and outlook for 2017,” said Mark J. Alles, Celgene’s Chief Executive Officer. “Our business momentum is increasing as we continue to generate meaningful catalysts and long-term value drivers.”

First Quarter 2017 Financial Highlights

Unless otherwise stated, all comparisons are for the first quarter of 2017 compared to the first quarter of 2016. The adjusted operating expense categories presented below exclude share-based employee compensation expense, collaboration-related upfront expense and research and development asset acquisition expense. Please see the attached Use of Non-GAAP Financial Measures and Reconciliation of GAAP to Adjusted Net Income for further information relevant to the interpretation of adjusted financial measures and reconciliations of these adjusted financial measures to the most comparable GAAP measures, respectively.

Net Product Sales Performance

•                                          REVLIMID® sales for the first quarter increased 20 percent to $1,884 million. Sales growth was driven primarily by increased volume as a result of increases in duration and market share. U.S. sales of $1,234 million and international sales of $650 million increased 24 percent and 13 percent year-over-year, respectively.

•                                          POMALYST®/IMNOVID® sales for the first quarter were $364 million, an increase of 33 percent year-over-year. U.S. sales were $216 million and international sales were $148 million, an increase of 26 percent and 44 percent year-over-year, respectively. POMALYST®/IMNOVID® sales grew due to increased volume driven by duration gains.

•                                          OTEZLA® sales for the first quarter were $242 million, a 24 percent increase year-over-year. First quarter U.S. sales of $199 million and international sales of $43 million increased 14 percent and 105 percent, respectively, and were driven by market share gains in the U.S. and continued international launches.

Despite a contraction in the overall market volume of prescriptions filled, OTEZLA® share in psoriasis grew versus last quarter. In addition, net sales were impacted by increasing gross-to-net adjustments related to contracts implemented in January with several large payers that significantly broadened access for up to 100 million covered lives.

•                                          ABRAXANE® sales for the first quarter were $236 million, a 5 percent increase year-over-year. U.S. sales were $142 million and international sales were $94 million, a decrease of 1 percent and an increase of 16 percent, respectively. ABRAXANE® market shares in pancreatic cancer, first-line advanced non-squamous lung cancer and metastatic breast cancer in the U.S. are stable. Growth in Europe was driven by market share gains for ABRAXANE® in pancreatic cancer.

•                                          In the first quarter, all other product sales, which include THALOMID®, ISTODAX®, VIDAZA® and an authorized generic version of VIDAZA® drug product in the U.S., were $224 million compared to $226 million in the first quarter of 2016.

Research and Development (R&D)

On a GAAP basis, R&D expenses were $995 million for the first quarter of 2017 versus $733 million for the same period in 2016. The first quarter increase was due to R&D asset acquisition expenses primarily related to the acquisition of Delinia, Inc., that was partially offset by a decrease in collaboration-related upfront expense.

Adjusted R&D expenses were $595 million for the first quarter of 2017 compared to $591 million for the first quarter of 2016.

Selling, General, and Administrative (SG&A)

On a GAAP basis, SG&A expenses were $620 million for the first quarter of 2017 compared to $543 million for the same period in 2016. Adjusted SG&A expenses were $539 million for the first quarter of 2017 compared to $468 million for the first quarter of 2016.

Cash, Cash Equivalents, and Marketable Securities

Operating cash flow was $853 million in the first quarter of 2017, compared to $1.0 billion(1) for the first quarter of 2016. In the first quarter, Celgene purchased approximately 2.6 million of its shares at a total cost of approximately $304 million. As of March 31, 2017, the Company had approximately $4.4 billion remaining under the stock repurchase program. Celgene ended the quarter with approximately $8.9 billion in cash, cash equivalents and marketable securities.

(1) Adjusted as a result of the adoption of ASU 2016-09, “Compensation-Stock Compensation.”

2017 Guidance Updated

	Previous 2017 Guidance	Updated 2017 Guidance
Net Product Sales
REVLIMID®	$8.0B to $8.3B	Unchanged
POMALYST®/IMNOVID®	Approximately $1.6B	Unchanged
OTEZLA®	$1.5B to $1.7B	Unchanged
ABRAXANE®	Approximately $1.0B	Unchanged
Total Revenue	$13.0B to $13.4B	Unchanged
GAAP operating margin	Approximately 45.5%	Approximately 46.0%
GAAP diluted EPS	$5.85 to $6.21	$5.95 to $6.29
Adjusted operating margin	Approximately 56.5%	Approximately 57%
Adjusted diluted EPS	$7.10 to $7.25	$7.15 to $7.30
Weighted average diluted shares	Approximately 815M	Unchanged

Product and Pipeline Updates

Hematology/Oncology

•                  In February, the U.S. Food and Drug Administration (FDA) and the European Commission (EC) approved the use of REVLIMID® as a single agent for maintenance therapy in adult patients with newly diagnosed multiple myeloma (NDMM) following autologous stem-cell transplantation (ASCT). Celgene is actively involved in launch activities for this indication in the U.S. and reimbursement discussions across Europe.

•                  A New Drug Application (NDA) was filed with the FDA for IDHIFA® (enasidenib) in relapsed and/or refractory acute myeloid leukemia (AML) with isocitrate dehydrogenase

2 (IDH2) mutation. The NDA was granted Priority Review and has been given a Prescription Drug User Fee Act (PDUFA) action date of August 30, 2017. IDHIFA® is part of Celgene’s global strategic collaboration with Agios Pharmaceuticals focused on cancer metabolism.

•                  The phase III OPTIMISMM® trial evaluating POMALYST®/IMNOVID® in combination with bortezomib and low-dose dexamethasone versus bortezomib and low-dose dexamethasone in patients with second-line relapsed and/or refractory multiple myeloma (RRMM) completed enrollment. Data from the OPTIMISMM® trial are expected in 2018.

•                  In April, Celgene’s partner OncoMed Pharmaceuticals, Inc. provided top-line data from the phase II YOSEMITE trial evaluating demcizumab in combination with ABRAXANE® and gemcitabine in patients with first-line metastatic pancreatic cancer. The trial did not meet its primary and secondary endpoints of progression-free survival and overall survival, respectively. Celgene retains an opt-in right on demcizumab.

•                  At the American Association for Cancer Research (AACR) Annual Meeting in April, data presentations from several collaboration partners highlighted the scientific advancement of Celgene’s broad innovation strategy in immuno-oncology:

•                  Jounce Therapeutics presented preclinical data supporting the ongoing phase I/II ICONIC trial evaluating JTX-2011, an agonist monoclonal antibody targeting Inducible T cell CO-Stimulator (ICOS), as a single agent and in combination with nivolumab in patients with advanced solid tumors. The ICONIC trial is currently enrolling with preliminary efficacy data expected in the second half of 2017.

•                  OncoMed Pharmaceuticals presented the first public data of its anti-T cell immunoglobulin and ITIM domain protein (TIGIT) antibody, OMP-313M32. The preclinical data demonstrated immune activation and anti-tumor activity of OMP-313M32 alone and in combination with checkpoint inhibitors. OncoMed Pharmaceuticals plans to initiate a phase I trial in the second quarter of 2017.

•                  At the American Society of Clinical Oncology (ASCO) Annual Meeting in June, data presentations are expected to include:

•                  Updated data from the phase III MAGNIFY™ trial with REVLIMID® in combination with rituximab (R(2)) in patients with relapsed and/or refractory indolent non-Hodgkin lymphoma (NHL). The data analysis will focus on patients with double-refractory or early relapsed follicular lymphoma (FL).

•                  Updated data from the phase I/II trial evaluating IDHIFA® in patients with relapsed and/or refractory AML with an IDH2 mutation. Data from this trial supports the NDA currently under review by the FDA.

•                  Celgene’s collaboration partner bluebird bio is expected to present updated data from the phase I trial evaluating bb2121, a B-cell maturation antigen (BCMA) chimeric antigen receptor (CAR)-T cell therapy, in patients with RRMM. Celgene and bluebird bio plan to initiate a pivotal trial with bb2121 in RRMM by year-end.

•                  Celgene’s collaboration partner Juno Therapeutics is expected to present updated data from the phase I TRANSCEND trial evaluating investigational CAR-T cell product candidate, JCAR017, in patients with relapsed or refractory aggressive NHL. Celgene and Juno Therapeutics plan to initiate a pivotal trial with JCAR017 in NHL by year-end.

•                  At the 14th International Symposium on Myelodysplastic Syndromes (MDS) in May, Celgene’s collaboration partner Acceleron Pharma, Inc., is expected to present data from the phase II trial evaluating luspatercept in first-line, lower-risk MDS patients. Celgene plans to initiate a phase III trial with luspatercept in first-line, lower-risk MDS in early 2018.

Inflammation & Immunology

•                  In February, Celgene disclosed positive top-line results from the phase III SUNBEAM trial evaluating ozanimod in patients with relapsing multiple sclerosis (RMS). The trial met its primary endpoint in reducing annualized relapse rate (ARR), compared to weekly interferon (IFN) β-1a (Avonex®). Data from the confirmatory phase III RADIANCE trial are expected in the second quarter. Celgene anticipates filing ozanimod for regulatory approval by year-end based on these data.

•                  The phase II STEPSTONE trial evaluating ozanimod in patients with moderate-to-severe Crohn’s disease is complete. The data will be presented at a medical congress in the second half of 2017. Based on these positive data, Celgene plans to initiate a phase III trial with ozanimod in Crohn’s disease by year-end.

•                  On March 1, 2017, OTEZLA® was launched in Japan following full marketing authorization by Japan’s Ministry of Health, Labor and Welfare (MHLW) for the treatment of patients with plaque psoriasis with an inadequate response to topical therapies, as well as psoriatic arthritis.

•                  At the American Academy of Dermatology (AAD) annual meeting, data were presented from the phase IV UNVEIL trial evaluating OTEZLA® in patients with moderate plaque psoriasis with a body surface area (BSA) of 5 to 10 percent who were naïve to systemic and biologic therapy. At week 16, OTEZLA® demonstrated significant improvements versus placebo for the primary endpoint defined by the mean percentage change from baseline in the product of Physician’s Global Assessment and Body Surface Area (PGA×BSA). The safety profile for OTEZLA® in the UNVEIL trial was consistent with that of previous trials. Celgene is executing on a strategy to maximize the value of OTEZLA® across additional patient segments in psoriasis to include initiating a phase III trial in scalp psoriasis in the second quarter of 2017.

•                  Data from the ongoing phase IIa trial evaluating CC-220 in patients with systemic lupus erythematosus (SLE) are expected to be presented at the European League Against Rheumatism (EULAR) Annual Congress in June. Celgene plans to initiate a phase IIb trial with CC-220 in the second half of 2017.

First Quarter 2017 Conference Call and Webcast Information

Celgene will host a conference call to discuss the first quarter of 2017 operational and financial performance on Thursday, April 27, 2017, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com.  An audio replay of the call will be available from noon April 27, 2017, until midnight ET May 4, 2017.  To access the replay in the U.S., dial (855) 859-2056; outside the U.S. dial (404) 537-3406.  The participant passcode is 94675614.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation.  For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma. REVLIMID® as a single agent is also indicated as a maintenance therapy in patients with multiple myeloma following autologous hematopoietic stem cell transplant. REVLIMID® is indicated for patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of metastatic breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and a proteasome inhibitor and have demonstrated disease progression on or within 60 days of completion of the last therapy.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. GAAP, this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•                  Adjusted research and development expense

•                  Adjusted selling, general and administrative expense

•                  Adjusted operating margin

•                  Adjusted net income

•                  Adjusted earnings per share

Management uses such measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these adjusted financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These adjusted financial measures are non-GAAP measures and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. When preparing these supplemental non-GAAP financial measures we typically exclude certain GAAP items that management does not consider to be normal, recurring, cash operating expenses but that may not meet the definition of unusual or non-recurring items. Other companies may define these measures in different ways. The following categories of items are excluded from adjusted financial results:

Acquisition and Divestiture-Related Costs:  We exclude the impact of certain amounts recorded in connection with business combinations and divestitures from our adjusted financial results that are either non-cash or not normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. These amounts may include non-cash items such as the amortization of acquired intangible assets, amortization of purchase accounting adjustments to inventories, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration. We also exclude transaction and certain other cash costs associated with business acquisitions and divestitures that are not normal recurring operating expenses, including severance costs which are not part of a formal restructuring program.

Share-based Compensation Expense:  We exclude share-based compensation from our adjusted financial results because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued.

Collaboration-related Upfront Expenses:  We exclude collaboration-related upfront expenses from our adjusted financial results because we do not consider them to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Upfront payments to collaboration partners are made at the commencement of a relationship anticipated to continue for a multi-year period and provide us with intellectual property rights, option rights and other rights with respect to particular programs. The variability of amounts and lack of predictability of collaboration-related upfront expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include collaboration-related upfront expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance. All expenses incurred subsequent to the initiation of the collaboration arrangement, such as research and development cost-sharing expenses/reimbursements and milestone payments up to the point of regulatory approval are considered to be normal, recurring operating expenses and are included in our adjusted financial results.

Research and Development Asset Acquisition Expense:  We exclude costs associated with acquiring rights to pre-commercial compounds because we do not consider such costs to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Research and development asset acquisition expenses includes expenses to acquire rights to pre-commercial compounds from a collaboration partner when there will be no further participation from the collaboration partner or other parties. The variability of amounts and lack of predictability of research and development asset acquisition expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include research and development asset acquisition expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance.

Restructuring Costs:  We exclude costs associated with restructuring initiatives from our adjusted financial results. These costs include amounts associated with facilities to be closed, employee separation costs and costs to move operations from one location to another. We do not frequently undertake restructuring initiatives and therefore do not consider such costs to be normal, recurring operating expenses.

Certain Other Items:  We exclude certain other significant items that may occur occasionally and are not normal, recurring, cash operating expenses from our adjusted financial results. Such items are evaluated on an individual basis based on both the quantitative and the qualitative aspect of their nature and generally represent items that, either as a result of their nature or magnitude, we would not anticipate occurring as part of our normal business on a regular basis. While not all-inclusive, examples of certain other significant items excluded from adjusted financial results would be: expenses for significant fair value adjustments to equity investments, significant litigation-related loss contingency accruals and expenses to settle other disputed matters.

Estimated Tax Impact From Above Adjustments:  We exclude the net income tax impact of the non-tax adjustments described above from our adjusted financial results. The net income tax impact of the non-tax adjustments includes the impact on both current and deferred income taxes and is based on the taxability of the adjustment under local tax law and the statutory tax rate in the tax jurisdiction where the adjustment was incurred.

Non-Operating Tax Adjustments:  We exclude the net income tax impact of certain other significant income tax items, which are not associated with our normal, recurring operations (“Non-Operating Tax Items”), from our adjusted financial results. Non-Operating Tax Items include items which may occur occasionally and are not normal, recurring operating expenses (or benefits), including adjustments related to acquisitions, divestitures, collaborations, certain adjustments to the amount of unrecognized tax benefits related to prior year tax positions, and other similar items. We also exclude excess tax benefits and tax deficiencies that arise upon vesting or exercise of share-based payments recognized as income tax benefits or expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing.

See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three-month periods ended March 31, 2017 and 2016, and for the projected amounts for the twelve-month period ending December 31, 2017.

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended
	March 31,
	2017	2016

Net product sales	$2,950	$2,495
Other revenue	10	17
Total revenue	2,960	2,512

Cost of goods sold (excluding amortization of acquired intangible assets)	113	106
Research and development	995	733
Selling, general and administrative	620	543
Amortization of acquired intangible assets	82	92
Acquisition related charges and restructuring, net	39	36
Total costs and expenses	1,849	1,510

Operating income	1,111	1,002

Interest and investment income, net	15	7
Interest (expense)	(127)	(122)
Other income, net	26	35

Income before income taxes	1,025	922

Income tax provision	84	121

Net income	$941	$801

Net income per common share:
Basic	$1.21	$1.03
Diluted	$1.16	$0.99

Weighted average shares:
Basic	779.0	780.6
Diluted	811.2	807.7

	March 31,	December 31,
	2017	2016
Balance sheet items:
Cash, cash equivalents & marketable securities	$8,861	$7,970
Total assets	28,820	28,086
Long-term debt, including current portion	14,284	14,290
Total stockholders’ equity	7,644	6,600

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended
		March 31,
		2017	2016

Net income - GAAP		$941	$801

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	7	9

Research and development:
Share-based compensation expense	(1)	65	62
Collaboration-related upfront expense	(2)	10	80
Research and development asset acquisition expense	(3)	325	—

Selling, general and administrative:
Share-based compensation expense	(1)	81	75

Amortization of acquired intangible assets	(4)	82	92

Acquisition related charges and restructuring, net:
Change in fair value of contingent consideration	(5)	39	33
Restructuring charges	(6)	—	3

Income tax provision:
Estimated tax impact from above adjustments	(7)	(111)	(72)
Non-operating tax adjustments	(8)	(75)	(19)
Net income - Adjusted		$1,364	$1,064

Net income per common share – Adjusted
Basic		$1.75	$1.36
Diluted		$1.68	$1.32

Explanation of adjustments:

(1)              Exclude share-based compensation expense totaling $153 for the three-month period ended March 31, 2017 and $146 for the three-month period ended March 31, 2016.

(2)              Exclude upfront payment expense for research and development collaboration arrangements.

(3)              Exclude research and development asset acquisition expenses.

(4)              Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis), Celgene Avilomics Research, Inc. (Avila), and Quanticel Pharmaceuticals, Inc. (Quanticel).

(5)              Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila, Nogra Pharma Limited and Quanticel.

(6)              Exclude restructuring charges related to our relocation of certain operations into our two Summit, NJ locations as well as costs associated with certain headcount reductions.

(7)              Exclude the estimated tax impact of the above adjustments.

(8)              Exclude other non-operating tax expense items. The adjustment for the three-month period ended March 31, 2017 is to exclude the excess tax benefits of $75 related to the adoption of ASU 2016-09 (Compensation-Stock Compensation). The adjustment for the three-month period ended March 31, 2016 is to exclude the tax benefit on the settlement of a state tax examination of $8 and to include adjustments totaling tax expense of $11.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2017 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$4,851	$5,126

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		34	32

Research and development:
Share-based compensation expense		266	251
Collaboration-related upfront expense		53	53
Research and development asset acquisition expense		325	325

Selling, general and administrative:
Share-based compensation expense		336	316

Amortization of acquired intangible assets		333	326

Acquisition related charges and restructuring, net:
Change in fair value of contingent consideration		140	126

Income tax provision:
Estimated tax impact from above adjustments		(436)	(530)
Non-operating tax adjustments		(75)	(75)

Projected net income - Adjusted		$5,827	$5,950

Projected net income per diluted common share - GAAP		$5.95	$6.29

Projected net income per diluted common share - Adjusted		$7.15	$7.30

Projected weighted average diluted shares		815.0	815.0

(1)                   Our projected 2017 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, asset impairments, litigation-related loss contingency accruals, changes in the fair value of our CVRs issued as part of the acquisition of Abraxis or non-operating tax adjustments that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended March 31,		% Change
	2017	2016	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$1,234	$997	23.8%	23.8%	0.0%
International	650	577	12.7%	14.3%	(1.6)%
Worldwide	1,884	1,574	19.7%	20.3%	(0.6)%

POMALYST®/IMNOVID®
U.S.	216	171	26.3%	26.3%	0.0%
International	148	103	43.7%	45.5%	(1.8)%
Worldwide	364	274	32.8%	33.5%	(0.7)%

OTEZLA®
U.S.	199	175	13.7%	13.7%	0.0%
International	43	21	104.8%	95.5%	9.3%
Worldwide	242	196	23.5%	22.5%	1.0%

ABRAXANE®
U.S.	142	144	(1.4)%	(1.4)%	0.0%
International	94	81	16.0%	19.2%	(3.2)%
Worldwide	236	225	4.9%	6.1%	(1.2)%

VIDAZA®
U.S.	2	4	(50.0)%	(50.0)%	0.0%
International	156	143	9.1%	10.9%	(1.8)%
Worldwide	158	147	7.5%	9.2%	(1.7)%

azacitidine for injection
U.S.	9	18	(50.0)%	(50.0)%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	9	18	(50.0)%	(50.0)%	0.0%

THALOMID®
U.S.	22	27	(18.5)%	(18.5)%	0.0%
International	14	14	0.0%	2.7%	(2.7)%
Worldwide	36	41	(12.2)%	(11.3)%	(0.9)%

ISTODAX®
U.S.	17	16	6.3%	6.3%	0.0%
International	3	2	50.0%	46.5%	3.5%
Worldwide	20	18	11.1%	10.8%	0.3%

All Other
U.S.	—	1	N/A	N/A	N/A
International	1	1	N/A	N/A	N/A
Worldwide	1	2	N/A	N/A	N/A

Total Net Product Sales
U.S.	1,841	1,553	18.5%	18.5%	0.0%
International	1,109	942	17.7%	19.2%	(1.5)%
Worldwide	$2,950	$2,495	18.2%	18.8%	(0.6)%

(1)              Operational includes impact from both volume and price

(2)              Currency includes the impact from both foreign exchange rates and hedging activities